EXHIBIT 11.1


    Computation of average number of shares outstanding in accordance with Securities and Exchange Commission Act of 1934, Release No. 9083

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                              October 31, 1994  October 31, 1993 October 31, 1992

    PRIMARY

    Weighted average number
    of voting and non-voting
    common shares outstanding    9,196,888         8,446,448        7,494,910

    Assumed exercise of certain
    non-voting stock options
    based on average market
    value and shares reserved
    for issuance under employee
    stock purchase plan            276,071           401,883          257,036

    Weighted average number of
    shares used in primary
    per share computations       9,472,959         8,848,331        7,751,946


    FULLY DILUTED

    Weighted average number
    of voting and non-voting
    common shares outstanding    9,196,888         8,446,448        7,494,910

    Assumed exercise of certain
    non-voting stock options
    based on higher of average
    or closing market value
    and shares reserved for
    issuance under employee
    stock purchase plan            283,680           429,169          272,132


    Weighted average number
    of shares used in fully
    diluted per share
    computations                 9,480,568 (a)      8,875,617 (a)   7,767,132 (a)



    (a) In accordance with APB Opinion No. 15, these outstanding share figures were not used in the fully diluted E.P.S. calculation, as the dilution was less than 3% of the weighted average shares outstanding.
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